Exhibit 99.2

TRANSITION AGREEMENT

This Transition Agreement (this “Agreement”), made as of the 3rd day of July 2024 (the “Agreement Date”), is by and between American Vanguard Corporation (the “Company”), and Eric G. Wintemute (“Executive”). Company and Executive are each a “party” and together are the “parties”. This Agreement shall be effective on the eighth (8th) calendar day after the Agreement Date, provided Executive does not revoke this Agreement pursuant to Section 6.

W I T N E S E T H:

WHEREAS, Company and Executive are parties to an Employment Agreement, dated as of April 1, 2022 (the “Employment Agreement” which is attached as Exhibit B), pursuant to which Executive serves as the Chairman and Chief Executive Officer of Company;

WHEREAS, the parties have agreed that Executive shall retire from Company provided that Executive shall continue to serve in his current roles until a successor Chief Executive Officer has commenced employment and moreover that after termination of employment and extending through the date of Company’s regular annual meeting of stockholders in 2025 (“AMS”), Executive shall provide services as a non-employee “Senior Advisor”;

WHEREAS, as of the Agreement Date, Company represents and affirms that there is no contemplation of a “Change of Control” as defined in the Employment Agreement; and

WHEREAS, this Agreement is a written agreement signed by the parties as required by Section 18 of the Employment Agreement with respect to modifying the terms of the Employment Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Transition. Executive shall continue to serve in his current role as Company Chief Executive Officer until the earliest of (i) the date that a successor Company Chief Executive Officer commences employment with Company (“New CEO Start Date”), (ii) December 31, 2024, (iii) Executive’s termination of employment, or (iv) Executive’s death. From the Agreement Date through the AMS, Executive shall continue to serve as Company Chairman and as a voting member of Company’s board of directors (“Board”).

Executive’s full time employment with Company shall terminate on the earlier of (x) the New CEO Start Date or (y) the earliest occurrence of the foregoing clauses (ii) through (iv) (such earliest to occur of clause (x) or (y), the “Termination Date”). The Termination Date shall constitute an Internal Revenue Code Section 409A (“409A”) “separation from service”. If the Company terminates Executive’s employment before the occurrence of either the New CEO Start Date or December 31, 2024, then Executive shall continue to receive the benefits of Sections 3 through 5 of the Employment Agreement through the earlier occurrence of the New CEO Start Date or December 31, 2024. The provisions of Sections 1 through 5, 7 through 17, and 19 through 25 of the Employment Agreement shall continue to be operative from the Agreement Date through the Termination Date but all other sections of the Employment Agreement shall terminate and cease to be applicable on the Agreement Date.

Except as otherwise expressly provided herein, all of the Employment Agreement’s provisions shall cease to be operative or applicable upon the Termination Date. Sections 8 through 10 and 13 through 17 (except Section 17(a)) of the Employment Agreement shall continue to be operative and applicable to this Agreement after the Termination Date.

The press release and Form 8-K announcing the future change in Executive’s status and this Agreement is attached as Exhibit C. Company shall pay for the legal and tax advisory fees incurred by Executive in connection with the development and execution of this Agreement and such business expense reimbursement will be made to Executive or Executive’s legal counsel and tax advisors within 30 days of the Agreement Date. Executive shall participate in the recruitment search for a successor chief executive officer and be consulted in any related internal/external communications regarding such process including pre-approving any Company statements about Executive.

2. Compensation. During his employment, Executive shall receive an annual base salary (which may not be reduced) of $755,655. Upon the Termination Date (regardless of the reason for occurrence of the Termination Date), Executive shall receive the “Accrued Compensation” as defined in the Employment Agreement and shall also receive the other payments and benefits provided by Company under this Section 2.

(a) Executive shall receive retirement cash payment installments which in the aggregate shall equal $2,298,461 (collectively the “Retirement Payment”). The first Retirement Payment installment (in an amount equal to $191,538.24) shall be paid to Executive on Company’s first regular pay date occurring on or after the 60th day after the Termination Date and thereafter $47,884.60 of the Retirement Payment shall be paid to Executive on each regular pay date in accordance with Company payroll practices until the final installment is paid on the second anniversary of the Termination Date.

(b) Company shall also pay Executive a portion of Executive’s annual bonus for 2024, pro-rated in accordance with the number of days Executive was employed during 2024, based on Company’s actual performance during 2024 (as determined by the Board in good faith, consistent with bonus determinations made with respect to other senior executives for 2024), which shall be paid in 2025 in a single cash lump sum at the same time annual bonuses with respect to 2024 otherwise are paid to active employees of Company.

(c) If Executive is eligible for and takes all steps necessary to continue group health insurance coverage with Company following the Termination Date, Company shall pay the COBRA premium costs for such coverage at the same level of coverage that was in effect as of the Termination Date for a period of the lesser of twenty-four (24) consecutive months from the Termination Date or until the date COBRA coverage is no longer available to Executive under applicable law (and in such case of COBRA coverage being prematurely terminated, Company shall instead each calendar month through the second anniversary of the Termination Date pay Executive cash in an amount equal to the last monthly total premium for such COBRA coverage).

If Executive dies or becomes disabled, all payments provided for in this Agreement shall be paid to Executive’s estate or personal representative as applicable.

All payments to Executive under this Agreement shall be subject to the provisions of Section 17(c) of the Employment Agreement provided that the Company has determined that none of the payments under this Agreement shall be subject to the 409A six month delay in payment described in such Section 17(c). The payments and benefits provided under Section 2(a) through 2(c) are to be treated for purposes of 409A as payments due under Employment Agreement section 6(c) and are therefore intended to (1) represent a Treasury Regulation 1.409A-1(n) involuntary separation from service and (2) qualify to the maximum extent permitted for the 409A separation pay due to an involuntary separation from service exception under Treasury Regulation 1.409A-1(b)(9)(iii).

3. Senior Advisor and Board Services. Commencing as of the beginning of the day after the Termination Date and continuing through the AMS, Executive shall continue to serve as Company Chairman and voting member of the Board and shall also serve in the role as a part-time non-employee Senior Advisor reporting to Company’s successor Chief Executive Officer. The magnitude of such advisory services shall not in any calendar month exceed thirty (30) hours (including time devoted by Executive pursuant to Paragraph 9 of this Agreement) and in any event shall not countermand the parties’ intention that the Termination Date was a 409A separation from service. The cash compensation for Executive’s services as Senior Advisor shall be a monthly payment of $12,594 with such payment being made to Executive during the first ten days of each calendar month (and such payment covering the services for the calendar month of payment). In addition, while serving as Senior Advisor, Executive shall (i) continue to be reimbursed for monthly membership dues at Shady Canyon Country Club and (ii) continue to be provided a car allowance of $1,800 per calendar month. While serving as a non-employee member of the Board, Executive shall be compensated for such service to the same degree that other non-employee Board members are compensated.

4. Equity Compensation Awards. All of Executive’s outstanding unvested Company equity compensation awards are shown in Exhibit A and they shall continue to be governed by their applicable terms and conditions except as modified in this Agreement. All of Executive’s outstanding Company stock options that were issued under any Company equity compensation plan shall, to the extent vested, remain exercisable until their applicable expiration date (meaning the end of their term as if employment had not terminated). As shown in Exhibit A, Executive’s unvested incentive equity awards shall be deemed to be accelerated and vested as of the Termination Date (i) with respect to any incentive equity awards received in lieu of cash incentive compensation, in their entirety, and (ii) with respect to any other incentive equity awards, in an amount pro-rated to reflect the correspondence between the vesting schedule of such shares and the Termination Date (it being understood that, in the case of performance-based shares, the number of shares to be pro-rated shall be the target amount of each applicable grant). Additionally, if a Change of Control (as defined in the Employment Agreement) occurs at any time before the nine month anniversary of the Termination Date, then upon such Change of Control, all of Executive’s incentive equity awards shall be deemed to be accelerated and vested in their entirety as of the Change of Control (it being understood that, in the case of performance-based shares, such shares will be vested at the target amount of each applicable grant).

5. Tax Withholding. Company shall deduct and withhold from the compensation payable to Executive hereunder any and all applicable federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by Company under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to Executive. Unless Executive elects otherwise, any withholding on Executive’s equity compensation awards shall be performed by share withholding with the withheld shares valued at their then fair market value.

6. Compliance with 409A. This Agreement is intended to comply with Section 409A of the United States Internal Revenue Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, any payments under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each payment provided under this Agreement shall be treated as a separate payment. The Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

7. Mutual Release of Claims. In consideration of the various benefits provided herein, including Executive’s receipt of the payments and benefits provided by this Agreement, Executive hereby fully and forever releases and discharges Company and any and all of its stockholders, agents, employees, officers, directors, members, managers, partners, partnerships, parents, divisions, subsidiaries, affiliates, assigns, successors, predecessors in interest, joint venturers, commonly controlled corporations, related entities, attorneys, and insurers (cumulatively “Company Releasees”) from any and all claims, actions, suits, losses, rights, damages, costs, fees, expenses, accounts, demands, obligations, liabilities, and causes of action of every character, nature, kind or description whatsoever, known or unknown, foreseen or unforeseen, and suspected or unsuspected, arising out of, or relating to, any act or omission, whatsoever arising from, occurring during or related in any manner to Executive’s employment with Company, including without limitation to Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion and sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Family Medical Leave Act; the California Family Rights Act; the Americans with Disabilities Act, which prohibits discrimination based upon disability or handicap; the Genetic Information Nondiscrimination Act, which prohibits discrimination based on genetic information; or any other federal, state or local laws or regulations prohibiting employment discrimination. This also includes the release by Executive of any claims for unpaid or underpaid compensation, including unpaid or underpaid overtime compensation, meal and rest period penalties, or other wage and hour related penalties or claims arising under the California Labor Code, breach of contract, breach of implied contract, emotional distress, bodily or physical injury, wrongful termination, retaliation, whistleblowing, violation of any securities or other laws governing equity instruments, grants, rights and/or options, including but not limited to the Securities Act of 1933, interference with contractual relations or economic advantage, defamation, misrepresentation, sexual harassment, sexual assault, violation of California Business & Professions Code § 17200, negligence, loss of consortium, intentional infliction of emotional distress, negligent infliction of emotional distress, or any other claim and any alleged injuries Executive may have suffered up to and including the Agreement Date. This further includes the release and waiver by Executive of the right to bring a class or collective action under the federal Fair Labor Standards Act, the right to join as a class member or collective action member or otherwise participate in any class or collective claim brought under the Fair Labor Standards Act, and the right to join as a class member or otherwise participate in any class action claim brought under the California Labor Code for any alleged injuries Executive may have suffered up to and including the time that Executive signs this Agreement. Executive also waives any and all right to any compensation or award of damages arising from Executive’s participation in False Claims Act litigation. Executive understands that by signing this release, Executive is not waiving rights or claims that may arise after his execution of this Agreement. Additionally, without limitation, Executive is not waiving any rights or claims to indemnification from Company or provided under this Agreement or under Executive’s outstanding Company equity interests or Executive’s rights as a Company stockholder.

The general release above includes a waiver of rights and claims which Executive may have arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.) (“ADEA”). Executive is advised to consult with an attorney regarding Executive’s waiver of rights and claims under the ADEA. Executive understands that by signing this Agreement, Executive waives Executive’s rights or claims under the ADEA. Executive understands that Executive is not waiving rights or claims under the ADEA that may arise after the date this Agreement is signed..

Executive further understands that:

(a) Executive has a period of up to twenty-one (21) days from Executive’s receipt of this Agreement to consider whether Executive wishes to execute this Agreement; and

(b) Executive has a period of seven (7) days, commencing with the day after the date of Executive’s signature on this Agreement, to revoke this Agreement. Executive understands that Executive’s waiver of rights under this Agreement will not be effective until the seven-day period has expired. To revoke, Executive must notify Tim Donnelly via email to TimD@amvac.com of Executive’s intent to revoke in writing within the time period specified above. Any revocation is only applicable to rights or claims under the ADEA and does not apply to any other rights or claims which are waived or released by other provisions in this Agreement.

Executive has carefully read and fully understand all of the provisions of this Agreement and has knowingly and voluntarily agreed to all of the terms set forth in this Agreement and knowingly and voluntarily intends to be legally bound by the same;

Company (and Company Releasees) hereby fully and forever releases and discharges Executive and his agents, accountants, legal counsel, receivers, advisors, partners, partnerships, affiliates, assigns, successors, heirs, and insurers (cumulatively “Executive Releasees”) from any and all claims, actions, suits, losses, rights, damages, costs, fees, expenses, accounts, demands, obligations, liabilities, and causes of action of every character, nature, kind or description whatsoever, known or unknown, foreseen or unforeseen, and suspected or unsuspected, arising out of, or relating to, any act or omission, whatsoever arising from, occurring during or related in any manner to Executive’s employment with Company including Executive services on the Board. This also includes a release of all common law claims, whether arising in tort or contract, including those for breach of contract, conversion, interference with contractual relations or economic advantage, defamation, misrepresentation, negligence, or any other claim and any alleged injuries Company may have suffered up to and including the Agreement Date.

It is the intention of Executive and Company that the foregoing releases shall be construed in the broadest sense possible and shall be effective as a prohibition to all claims, charges, actions, suits, demands, obligations, damages, injuries, liabilities, losses, and causes of action of every character, nature, kind or description, known or unknown, and suspected or unsuspected, that Executive may have against Company Releasees and Company may have against Executive Releasees, and their respective agents, successors, assignees and representatives.

The parties expressly acknowledge that they are aware of the existence of California Civil Code § 1542 and its meaning and effect. The parties expressly acknowledge that they have read and understand the following provision of that section which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

The parties expressly waive and releases as set forth above any right to benefits that they may have under California Civil Code § 1542 to the fullest extent the parties may do so lawfully. The parties further acknowledges that they may later discover facts different from or in addition to those facts now known to the parties or believed by the parties to be true with respect to any or all of the matters covered by this Agreement, and the parties agree that this Agreement nevertheless shall remain in full and complete force and effect.

As part of the consideration for each party entering into this Agreement, each party agrees to initiate the full and final dismissal, withdrawal or closure of any and all claims, grievances, charges or causes of action now pending against the applicable releasees. Each party represents that it will not file any complaints, charges, or grievances against the applicable releasees with any city, county, state, or federal agency or court arising out of or related to Executive’s employment with Company. A charge alleging violation of the ADEA shall be excepted from Executive’s covenant to not file any complaints, charges or grievances against Company Releasees with any city, county, state or federal agency or court arising out of Executive’s employment with, compensation during, and separation from Company, but Executive waives any and all right to any compensation or award of damages arising from Executive’s filing of any charge alleging violations of the ADEA.

The parties further agree that on or within twenty-one (21) days after the Termination Date, they will each execute the second mutual release of claims agreement attached as Exhibit D.

8. Dispute Resolution. Except as provided in this Section 7, any and all disputes between Executive and Company that arise out of Executive’s employment, including disputes involving the terms of this Agreement, shall be resolved first, through mediation before a mediator of the parties’ mutual choosing. In the event that the parties are unable to resolve such dispute through mediation within ninety (90) days after first notice thereof, then either party may institute legal proceedings before a court seated in Orange County, California. Both parties waive objection to venue before such court. IN ADDITION, THE PARTIES WAIVE THE RIGHT TO A JURY TRIAL FOR ANY MATTER THAT IS BROUGHT BEFORE A COURT HEREUNDER. Notwithstanding anything in the foregoing to the contrary, in the event that a party would be materially adversely affected by submitting a matter to mediation (e.g., in the event of a claim that requires immediate equitable relief), such party may bring such claim before a court without first resorting to mediation. In the event that an action or proceeding is brought to enforce this Agreement, the prevailing party in such adjudication shall be entitled to recover its reasonable attorneys’ fees and costs from the non-prevailing party.

9. Cooperation. The parties hereto acknowledge and agree that certain matters in which Executive has been involved during Executive’s employment with the Company may in the future necessitate Executive’s cooperation. Accordingly, following the Termination Date, to the extent reasonably requested by Company, Executive shall cooperate with the Company regarding matters in relation to any claims, disputes, negotiations, investigations, lawsuits or administrative proceedings involving the Company, without the necessity of subpoena or similar action. Such cooperation may include the following activities: provide information, documents, declarations or statements to the Company; meet with and provide information to attorneys or other representatives of the Company; prepare for and provide depositions or testimony; and/or otherwise cooperate in any such claims, disputes, negotiations, investigations, lawsuits, administrative or other proceedings involving Executive and/or the Company. The Company shall reimburse Executive for reasonable expenses incurred in connection with the cooperation contemplated under this Paragraph 9, and to the extent that Mr. Wintemute’s time complying with this Paragraph 9 occurs after the AMS or exceeds the thirty (30) hours per calendar month provided as advisory services per Paragraph 3 of this Agreement, the Company shall compensate Executive for his time at the rate of $420 per hour, paid within the first fifteen (15) days of each calendar month following the calendar month of service.

10. Entire Agreement. This Agreement supersedes all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by Company and contains all of the covenants and agreements between the parties with respect to such employment; provided, however, this Agreement does not supersede any agreements governing Executive’s equity incentive awards or the Company’s employee benefit plans. Each party acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by either party, or anyone acting on behalf of either party, that are not embodied in this Agreement and that no other agreement, statement or promise shall be valid or binding. Should any of the terms or conditions of this Agreement conflict with any of the terms and conditions of any of Company’s Employee Handbook or Manuals, the terms and conditions of this Agreement as to Executive shall govern and control. This Agreement may not be modified or amended unless in writing and signed by both the Board and Executive. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

11. Miscellaneous. The waiver by a party of any breach of any provision herein shall not be binding upon such unless in writing signed by such party, and shall not constitute a continuing waiver or a waiver of any subsequent breach by the other party. No course of conduct or failure or delay in enforcing any provision of this Agreement shall affect the validity, binding effect or enforceability of this Agreement. This Agreement shall be governed by the laws of the State of California. In addition, this Agreement shall be binding upon each party’s heirs, successors, representatives, administrators and assigns. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof. The headings contained herein are solely for the purpose of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

13. Notice. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as set forth below or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

If to Executive:

At Executive’s last known address as shown in Company’s records.

If to Company:

American Vanguard Corporation

4695 MacArthur Court, Suite 1200

Newport Beach, California 92660

Attn: Chairperson of the Compensation Committee

Company acknowledges and appreciates Executive’s past service to Company and looks forward to a continued positive service relationship during Executive’s employment and thereafter as Senior Advisor.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the Agreement Date.

American Vanguard Corporation		Eric G. Wintemute

By:	/s/ Emer Gunter	/s/ Eric G. Wintemute
Name: Emer Gunter		Eric G. Wintemute
Its: Chair of the Nominating & Corporate Governance Committee on behalf of the Board Of Directors

EXHIBIT A

OUTSTANDING EQUITY COMPENSATION AWARDS

I. RESTRICTED STOCK AWARDS

Grant Date	Unvested Shares	Vesting Dates
1) 4.20.22	29,706	29,706 shares on 4.20.25

Note – 4,426 shares were granted in lieu of cash

2) 4.10.23	39,211	39,211 shares on 4.10.26
3) 1.22.24	39,157	13,053 shares on 1.22.25, 13,052 shares on each of 1.22.26, 1.22.27

II. PERFORMANCE BASED STOCK UNITS

Grant Date	Target Units	Performance Period	Performance Goals
4) 4.20.22	29,706	1.1.22 –12.31.24	EBIT (50%); Net Sales (30%); TSR (20%)

Note – 4,426 units were granted in lieu of cash

Up to 200% of Target Units vest on 4.20.25 based on attainment of performance goals

5) 4.10.23	39,211	1.1.23 – 12.31.25	EBIT (50%); Net Sales (30%); TSR (20%)

Up to 200% of Target Units vest on 4.20.26 based on attainment of performance goals Vested units are converted into vested shares within 90 days after vesting

III. INCENTIVE STOCK OPTIONS

Grant Date	Per Share Exercise Price	Unvested Shares	Expiration Date	Time-Based Vesting Dates
6) 1.22.24	$10.28	196,712	1.22.31	65,571 shares on 1.22.25
				65,571 shares on 1.22.26
				65,570 shares on 1.22.27

Performance-Based Vesting

65,571 shares vest if share price is at least $20 for 10 consecutive trading days

131,141 shares vest if share price is at least $25 for 10 consecutive trading days

Option is exercisable to degree option shares are both time and performance vested

Hypothetical Numerical Illustration:

Assumptions:

•

Termination Date is December 31, 2024 (in the event that the Termination Date occurs on some other date, the numerator in the equations below would be adjusted to reflect the actual number of days worked during each applicable vesting period)

•	Stock price performance goals were not previously attained

•	No Change of Control occurs at any time

Below shows the vesting status of each of the above previously unvested equity awards as of the beginning of the day on January 1, 2025.

Grant #1 – 27,192 total shares are vested

•	Employed for 987 days of 1,096 day vesting period

•	4,426 in lieu of cash shares are vested

•	987/1096 * 25,280 shares = 22,766 shares are vested

Grant #2 – 22,611 total shares are vested

•	Employed for 632 days of 1,096 day vesting period

•	632/1096 * 39,211 shares = 22,611 shares are vested

Grant #3 – 22,573 total shares are vested

•	Employed for 345 days of vesting periods

•	345/366 * 13,053 shares = 12,304 shares are vested

•	345/731 * 13,052 shares = 6,160 shares are vested

•	345/1,096 * 13,052 shares = 4,109 shares are vested

Grant #4 – 27,192 total units are vested

•	Employed for 987 days of 1,096 day vesting period

•	4,426 in lieu of cash units are vested

•	987/1096 * 25,280 units = 22,766 units are vested

Grant #5 – 22,611 total units are vested

•	Employed for 632 days of 1,096 day vesting period

•	632/1096 * 39,211 units = 22,611 units are vested

Grant #6 – 113,396 total option shares are vested and exercisable

•	Employed for 345 days of vesting periods

•	345/366 * 65,571 shares = 61,809 option shares are vested and exercisable

•	345/731 * 65,571 shares = 30,947 option shares are vested and exercisable

•	345/1,096 * 65,570 shares = 20,640 option shares are vested and exercisable

EXHIBIT B

EMPLOYMENT AGREEMENT

Exhibit 10.1

Execution Copy

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made effective as of April 1, 2022, by and between AMERICAN VANGUARD CORPORATION, a Delaware corporation (referred to herein as “American Vanguard” or the “Company”) and ERIC G. WINTEMUTE (referred to herein as “Executive”).

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Statement of Work.

(a) Executive is engaged as Chairman and Chief Executive Officer of American Vanguard and its wholly-owned subsidiary AMVAC Chemical Corporation and agrees to perform such duties, services and responsibilities as are consistent with such positions. Executive’s duties, services and responsibilities will be determined by American Vanguard’s Board of Directors (the “Board of Directors”) and will be performed under the overall supervision of, and consistent with, the policies of the Board of Directors. American Vanguard hereby agrees to employ Executive and Executive hereby accepts employment upon the terms and conditions set forth herein.

(b) Executive shall devote substantially all of his business time and effort to the performance of his duties hereunder; provided, that Executive shall be entitled to engage in industry or trade associations, pursue not-for-profit community and charitable endeavors and manage his personal investments and, with the prior written consent of the Board of Directors (which shall not be unreasonably withheld, conditioned or delayed), serve on boards of directors or other governing or advisory bodies of other for-profit enterprises that are not competitive with American Vanguard, in each case, so long as such activities do not breach the terms of this Agreement or unreasonably interfere with Executive’s performance of his duties hereunder. American Vanguard shall be entitled to all of the benefits, profits or other results arising from or incident to all work, services and advice of Executive pursuant to the terms of this Agreement.

(c) Executive agrees to fully comply with reasonable rules and procedures as may be promulgated by American Vanguard in its sole and absolute discretion.

2. Period of Employment.

(a) Term. The term of this Agreement (the “Term”) shall commence on April 1, 2022 (the “Effective Date”) and shall continue until terminated pursuant to Section 6.

(b) Location. Executive’s primary work location shall be American Vanguard’s Newport Beach, California, headquarters, subject to business travel as may be required in accordance with the reasonable business needs of American Vanguard.

(c) Policies. American Vanguard shall advise Executive of its general corporate policies and procedures as to travel, entertainment and other expenses, and accounting and internal controls, and Executive shall comply with such policies and procedures. If there are any inconsistencies between the terms of this Agreement and American Vanguard’s stated policies and procedures the terms of this Agreement will prevail.

3. Cash Compensation. Executive’s annual base salary shall be $724,415, subject to review by the Board of Directors from time to time but, in any event, no less frequently than annually. Executive’s annual base salary shall be payable in accordance with American Vanguard’s then existing standard payroll schedule, policies and procedures.

Notwithstanding the foregoing, the Board of Directors retains the right, in its sole and absolute discretion, to award salary increases to Executive in excess of the amount designated above (as so adjusted, the “Base Salary”).

4. Incentive Compensation.

(a) Cash Incentive Compensation. Executive will be eligible to receive at the end of each year of employment a bonus (the “Annual Bonus”), subject to Executive’s continued employment through the end of the applicable year (and no later), with the actual amount of the bonus awarded with respect to any year determined by the Board of Directors in its sole and absolute discretion based upon American Vanguard’s performance during such year against reasonable qualitative and quantitative benchmarks to be established by the Board of Directors in consultation with Executive. The bonus, if any, shall be paid as soon as administratively feasible following the Board of Directors’ determination of the bonus amount, and in any case prior to April 15 of the calendar year following the calendar year to which it relates.

(b) Equity Compensation. On an annual basis, the Board of Directors will decide upon an award of equity to Executive consistent with American Vanguard’s practices for its senior executives. The form, amount and terms of the award shall be at the Board’s sole discretion.

5. Fringe Benefits. In addition to reimbursable expenses allowable under Section 2(c) above, during the Term, American Vanguard will offer certain employment-related benefits to Executive as follows:

(a) In addition to the payment of salary as described above, during the Term, Executive shall be entitled to all rights and benefits for which Executive may be eligible under any bonus, participation or additional compensation plans, pension or profit-sharing plans, group life, medical, health, dental and/or disability insurance or other benefits American Vanguard may, in its sole discretion, provide for Executive or its employees generally, in each case subject to the terms of the applicable plan or policy.

(b) During the Term, Executive shall accrue paid vacation at the rate of four business weeks of paid vacation time each year. In the event that Executive is unable to take the total amount of vacation time accrued during any year, the unused vacation shall carry over from year to year, up to a maximum of eight business weeks of paid vacation time accrued at any one time.

(c) Executive will be provided a car allowance of $1,800 per month for purposes of fulfilling his duties and responsibilities under this Agreement.

(d) Executive shall be entitled to be reimbursed for reasonable and customary business expenses including first or business class airfare for all business travel during the Term and such other expenses that have been either historically approved or deemed acceptable by the Board, subject to American Vanguard’s policies and procedures.

(e) Executive shall be reimbursed for monthly membership dues at Shady Canyon Country Club (or a similar establishment at Executive’s election).

6. Termination for Certain Causes.

(a) Termination for Any Reason. Either Executive or American Vanguard may terminate Executive’s employment at any time and for any reason, with or without Cause (as defined in Section 6(d)). Upon termination, Executive will be entitled to receive (i) his base salary earned through the date of termination; (ii) payment of any earned but unpaid annual bonus for the year prior to the year of termination, as determined by the Board of Directors in accordance with Section 4(a); (iii) payment for eight business weeks of paid vacation time; (iv) reimbursement for unreimbursed expenses properly incurred under this Agreement; and (v) such other employee benefits to which Executive may be entitled under American Vanguard’s benefit plans, if any (the “Accrued Compensation”). In the event of termination of Executive’s employment, and except as otherwise provided herein, all other rights of Executive (and his spouse and children) under Section 3, 4 and 5 shall cease as of the date of such termination.

(b) Termination Due to Death or Disability. American Vanguard may terminate Executive’s employment on thirty (30) days’ prior written notice if, due to Disability (as defined in Section 6(d)), Executive is unable substantially to perform his duties hereunder. If Executive’s employment is terminated due to death or Disability, then in addition to the Accrued Compensation, Executive or his personal representatives shall be entitled to receive a lump sum amount equal to the base salary that would otherwise have been payable for the twelve (12) month period following termination, which amount shall be paid no later than March 15 of the calendar year following the year in which Executive’s employment terminates due to death or Disability. Further, in the event of termination of Executive’s employment due to death or Disability, Executive’s unvested equity incentive awards shall be deemed to be accelerated and vested as of the date of termination in an amount pro-rated to reflect the correspondence between the vesting schedule of such shares and the date of termination (it being understood that, in the case of performance-based shares, the number of shares to be pro-rated shall be the target amount of each applicable grant). Nothing in this section shall affect or offset the Executive’s right to receive payment pursuant to a disability insurance policy or state/federal disability payments. American Vanguard further agrees that, as a part of Executive’s compensation hereunder, it shall continue to provide for Executive’s benefit, for the term of this Agreement and for the twenty four (24) month period following termination, a disability insurance policy at least equal to that coverage currently in place, to the extent such coverage is available on commercially reasonable terms (as determined by American Vanguard in its discretion).

(c) Termination Without Cause or for Good Reason. If American Vanguard terminates Executive’s employment without Cause, or Executive terminates his employment for Good Reason (as defined in Section 6(d)), and in either case not as a result of Executive’s death or Disability pursuant to Section 6(b), then in addition to the Accrued Compensation, and subject to Section 6(c)(7) below, American Vanguard shall provide the following, as applicable:

(1) American Vanguard shall pay Executive a portion of Executive’s annual bonus for the year in which the termination occurs, pro-rated in accordance with the number of days Executive was employed during the year, based on American Vanguard’s actual performance during such year (as determined by the Board of Directors in good faith, consistent with bonus determinations made with respect to other senior executives for such year), which shall be paid in a single lump sum at the same time annual bonuses with respect to such year otherwise are paid to active employees of American Vanguard.

(2) American Vanguard shall pay Executive an amount equal to the product of two (2) multiplied by the sum of (i) Executive’s then current Base Salary plus (ii) the value of Executive’s average Annual Bonus (whether received in the form of cash or incentive equity) as measured over the past three (3) years, which amount shall be payable in equal installments over twenty-four (24) consecutive months beginning with the date of termination, in accordance with American Vanguard’s then existing standard payroll schedule, policies and procedures.

(3) If the Executive is eligible for and takes all steps necessary to continue group health insurance coverage with American Vanguard following termination, American Vanguard shall pay the COBRA premium costs for such coverage at the same level of coverage that was in effect as of the termination date for a period of the lesser of twenty-four (24) consecutive months from the date of termination or until the date COBRA coverage is no longer available to Executive under applicable law or plan.

(4) American Vanguard shall reimburse Executive for executive level outplacement assistance benefits during the twelve (12) month period following termination in an amount not to exceed ten thousand dollars ($10,000).

(5) In the event of termination of Executive’s employment by American Vanguard without Cause or by Executive for Good Reason other than during a Change of Control Period (as defined in Section 6(d)), Executive’s unvested incentive equity awards shall be deemed to be accelerated and vested as of the date of termination (i) with respect to any incentive equity awards received in lieu of cash incentive compensation, in their entirety, and (ii) with resepct to any other incentive equity awards, in an amount pro-rated to reflect the correspondence between the vesting schedule of such shares and the date of termination (it being understood that, in the case of performance-based shares, the number of shares to be pro-rated shall be the target amount of each applicable grant).

(6) In the event of termination of Executive’s employment by American Vanguard without Cause or by Executive for Good Reason during a Change of Control Period, Executive’s incentive equity awards shall be deemed to be accelerated and vested in their entirety as of the date of termination (it being understood that, in the case of performance-based shares, such shares will be vested at the target amount of each applicable grant).

(7) Notwithstanding anything to the contrary, any obligation of American Vanguard to provide Executive the payments and benefits set forth in this Section 6(c) (other than the Accrued Compensation) is conditioned on Executive (or his estate or legal representative, as applicable) providing a timely and effective general release of claims in a form reasonably acceptable to American Vanguard (which shall include customary carveouts for vested and accrued compensation, benefits and entitlements, and indemnification and directors and officers liability insurance coverage claims), which must become effective and irrevocable in accordance with its terms, if at all, no later than sixty (60) days following Executive’s date of termination. American Vanguard shall commence providing Executive with the applicable severance benefits promptly upon such release becoming so effective and irrevocable, with the first payment to include all amounts that would have been due prior thereto if not for the application of this Section 6(c)(7); provided, however, that if the sixty- (60) day period spans two calendar years, no such payments shall be provided prior to the second calendar year.

(d) Definitions. For purposes of this Agreement, capitalized terms below shall have the following definitions:

(1) “Affiliate” means, with respect to any person, any individual, corporation, partnership, association, joint-stock company, trust, unincorporated association or other entity (other than such person) that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with that person.

(2) “Change of Control” has the meaning given to in the American Vanguard Corporation Amended and Restated 1994 Stock Incentive Plan, as amended from time to time.

(3) “Change of Control Period” means the period commencing three (3) months prior to and terminating twenty four (24) month following a Change of Control.

(4) “Cause” means a determination by American Vanguard, acting in good faith based upon its knowledge and judgment at such time, that any of the following has occurred: (i) an act of fraud, embezzlement or theft by Executive in connection with Executive’s duties or in the course of Executive’s employment; (ii) unreasonable neglect or refusal by Executive to perform his duties (other than any such failure resulting from Executive’s incapacity due to Disability); (iii) the engaging by Executive in willful, reckless, or grossly negligent misconduct which is or may be materially injurious to American Vanguard; or (iv) Executive’s conviction or plea of guilty or nolo contendere to a felony. “Cause” shall exist only if the Board of Directors first provides written notice to Executive of the contractual basis for such termination, and a general statement of the facts allegedly supporting such termination for cause, and if executive’s conduct is capable of being cured as reasonably determined by the Board of Directors, a reasonable opportunity of not less than thirty (30) days to cure such circumstances (and, if so cured, “Cause” shall be deemed not to exist).

(5) “Disability” has the meaning set forth in American Vanguard’s group long-term disability plan applicable to Executive for purposes of eligibility for long-term disability benefits; provided, if no such plan or definition exists, then “Disability” means the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of the Executive’s job, with or without reasonable accommodation, for one hundred twenty (120) consecutive days, in each case provided that such Disability also qualifies as a “disability” as defined in Treasury Regulation Section 1.409A-3(i)(4)(i). Any question as to the existence of the Executive’s Disability as to which the Executive and American Vanguard cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and American Vanguard, which shall be final and conclusive for all purposes of this Agreement.

(6) “Good Reason” means the occurrence of any of the following events unless, (i) such event occurs with the Executive’s express prior written consent, (ii) the event is an isolated, insubstantial or inadvertent action or failure to act which was not in bad faith and which is remedied by American Vanguard promptly after receipt of notice thereof given by the Executive, (iii) the event occurs in connection with the termination of the Executive’s employment for Cause, Disability or death or (iv) the event occurs in connection with the Executive’s voluntary termination of employment other than due to the occurrence of one of the following events:

(A) the assignment to the Executive of any duties which are inconsistent with, or are a diminution of, the Executive’s positions, duty, title, office, responsibility and status with American Vanguard, including without limitation, any diminution of the Executive’s position or responsibility in the decision or management processes of American Vanguard, or any removal of the Executive from, or any failure to reelect the Executive to, any of such positions;

(B) a reduction in the Executive’s rate of Base Salary (as the same may be increased from time to time during the term of this Agreement), other than a reduction which is a reduction generally applicable to all senior officers or executives of American Vanguard and its Affiliates, including, without limitation, American Vanguard Affiliates and successors after a Change of Control, and other than a reduction at Executive’s election;

(C) any failure either to continue in effect any material benefit or incentive plan or arrangement (including, without limitation, a plan meeting the applicable provisions of Section 401(a) of the Internal Revenue Code of 1986, as amended (“Code”), group life insurance plan, medical, dental, accident and disability plans) in which the Executive is participating or eligible to participate or to substitute and continue other plans providing the Executive with substantially similar benefits (all of the foregoing is hereinafter referred to as “Benefit Plans”), or the taking of any action which would substantially and adversely affect the Executive’s participation in or materially reduce the Executive’s benefits or compensation under any such Benefit Plan or deprive the Executive of any material fringe benefit enjoyed by the Executive other than a change in benefit that is generally applicable to all senior officers or executives of American Vanguard and its Affiliates, including, without limitation, American Vanguard’s Affiliates and successors after a Change of Control; or

(D) any material breach by American Vanguard or any of its Affiliates (including, without limitation, American Vanguard’s Affiliates and successors after a Change of Control) of the terms of this Agreement, Executive’s incentive equity and/or equity-based awards or any other written agreement with Executive the breach of which reasonably could be expected to result in loss or damages to Executive in excess of $50,000; or

(E) a relocation of Executive’s principal place of employment with American Vanguard (including, without limitation, American Vanguard’s Affiliates and successors after a Change of Control) by more than fifty (50) miles.

“Good Reason” shall exist only if Executive provides notice to American Vanguard of the existence of the condition giving rise to Good Reason within ninety (90) days of the initial existence of the condition, and provides American Vanguard with at least thirty (30) days to remedy the condition. If the Executive does not comply with the preceding sentence, the Executive shall be deemed to have waived the Executive’s right to a termination based upon such event or the continuing effect or occurrence of such event. Further, if the Executive is offered employment by a successor to American Vanguard or its business or assets after a Change of Control (or American Vanguard’s Affiliates and successors after a Change of Control) on terms and conditions that are reasonably comparable to the Executive’s terms and conditions of employment with American Vanguard (including this Agreement), voluntary resignation by Executive solely on account of the terms of such offer shall not constitute Good Reason hereunder.

7. Withholdings. American Vanguard shall deduct and withhold from the compensation payable to Executive hereunder any and all applicable federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by American Vanguard under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to Executive.

8. Disclosures and Assignment of Rights. Executive hereby agrees to promptly disclose to American Vanguard, and Executive hereby, without further compensation, agrees to assign and assigns to American Vanguard or its designee, Executive’s entire right, title, and interest in and to all designs, trademarks, logos, business plans, business models, business names, economic projections, product innovations, discoveries, formulae, processes, manufacturing techniques, trade secrets, customer lists, supplier lists, inventions, research, improvements, ideas, patents, service marks, and copyrightable works (collectively, “Inventions”), including all rights to obtain, register, perfect, and enforce these Inventions, which relate to Executive’s work during the period of Executive’s employment with American Vanguard, whether or not during normal working hours, or which are aided by the use of American Vanguard’s experience, time, material, equipment, or facilities. It is further understood that no rights are hereby conveyed in inventions, if any, made by Executive prior to Executive’s employment with American Vanguard.

9. California Labor Code. Executive understands that California Labor Code Section 2870 provides:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his rights in an invention to his employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent that a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

10. Notification Pursuant To Labor Code § 2872. Executive understands, and hereby acknowledges having received notice, that this Agreement does not apply to an invention which qualifies fully under the provisions of Labor Code § 2780, which is set forth in Section 9 of this Agreement.

11. Assistance. Executive agrees to perform, during and after Executive’s employment, all reasonable acts deemed necessary or desirable by American Vanguard to permit and assist it, at its expense, including execution of documents and assistance or cooperation in legal proceedings, in obtaining and enforcing the full benefits, enjoyments, rights, and title in the items assigned to American Vanguard as set forth in Section 8 above.

12. Conflicts of Interest. Executive recognizes that Executive owes a primary and fiduciary duty to American Vanguard and that, during the Term, Executive shall not have any interest, financial or otherwise, direct or indirect, or engage in any business or transaction of any nature, which is in conflict with the proper and faithful discharge of Executive’s duties as an employee of American Vanguard. Without limiting the generality of the foregoing, Executive agrees that Executive will not, while employed by American Vanguard, directly or indirectly:

(a) Be employed by or receive any compensation from, a customer, supplier or competitor of American Vanguard; or

(b) Have any ownership or financial interest of any nature in a customer, supplier or competitor of American Vanguard, except where such ownership is stock in a corporation and consists of less than one percent (1%) of the outstanding capital stock of such customer, supplier or competitor and where such stock is publicly held and listed on a recognized stock exchange or actively traded in the over-the-counter market except with Board of Director approval; or

(c) Have or participate in any dealings on behalf of American Vanguard with a customer or supplier that employs, or more than five percent (5%) of whose ownership interest is beneficially held by, Executive’s spouse or any brother, sister, parent, child or grandchild of Executive or Executive’s spouse, or any person living in Executive’s household or the spouse of any of the foregoing persons except with Board of Director approval; or

(d) Engage or participate in any activity, business enterprise, business opportunity, employment, occupation, consulting, or other business activity which American Vanguard shall determine in good faith to be, or reasonably planned to be, in competition with American Vanguard or to interfere with Executive’s duties as an employee of American Vanguard; or

(e) Solicit, accept or receive any gift having a value of One Thousand Dollars ($1,000.00) or more, whether in the form of money, service, loan, hospitality (except for ordinary business meals), thing or promise, or in any other form, under circumstances in which it could reasonably be inferred that the gift was intended to influence Executive, in the performance of Executive’s duties on behalf of American Vanguard, or was intended as a reward for any action on Executive’s part on behalf of American Vanguard, unless such fact or activity is fully disclosed in writing to and discussed by the Board of Directors and the Board of Directors approves (and/or ratifies), in writing, of such fact or activity.

13. Information of Others. Executive certifies and acknowledges that Executive will not disclose or utilize in Executive’s work with American Vanguard any secret or confidential information of others (including any prior employers), or any inventions or innovations of Executive’s own which are not included within the scope of this Agreement.

14. Confidential Information. American Vanguard may, from time to time, provide Executive confidential information or trade secrets regarding its business methods, plan, products, pricing, customer lists, and other confidential customer information including, but not limited to, contact names, purchasing authority(ies), product, know-how and/or customer service requirements, buying patterns, and other proprietary information. Executive agrees not to disclose or use any such confidential information concerning American Vanguard or its customer(s) or client(s), however obtained, except in furtherance of American Vanguard’s business, and at its discretion.

Executive agrees that, in addition to those matters specified above, Executive shall not, directly or indirectly, disclose, use, communicate, appropriate or exploit any information, whether of a business or personal nature, of and pertaining to American Vanguard. All information referred to herein is proprietary to American Vanguard and Executive agrees not to disseminate any of the information. Executive shall not speak with or write to the press for the purpose of divulging or disclosing confidential information learned in the context of his employment, including, without limitation, information by, about or concerning American Vanguard, its respective advisors, representatives, independent contractors, employees, vendors, attorneys, friends, agents and licensees. Notwithstanding any of the foregoing, it is understood that Executive may disclose, communicate or otherwise use such confidential information in connection with the proper performance of Executive’s duties hereunder.

Executive recognizes and acknowledges that a breach of this Agreement including its covenants, could not reasonably be compensated in damages in an action at law and that American Vanguard shall be entitled to injunctive relief obtainable in a court of competent jurisdiction, which may include but shall not be limited to restraining Executive from rendering any service which would breach this Agreement. However, no remedy conferred by any of the specific provisions of this Agreement (including this Paragraph) is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by American Vanguard shall not constitute a waiver of the right to pursue other available remedies. These obligations shall survive the termination of Executive’s employment.

Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be construed to prohibit, limit or otherwise restrict Executive from providing, without prior notice to any party, information to any governmental authority regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by or before any governmental authority. Further, it is understood and agreed that Executive may disclose this Agreement and other plans, programs, agreements and records pertaining to Executive’s compensation in confidence to Executive’s attorneys, accountants and other professional advisors.

15. Non-Raiding. Executive will not, either during Executive’s employment or for a period of one (1) year thereafter, either directly or indirectly, hire, solicit, induce or attempt to induce or encourage any of American Vanguard’ employees to leave their employment.

16. Return of Property. Executive agrees that upon request by American Vanguard, and in any event upon termination of employment, Executive shall turn over to American Vanguard all documents, papers or other material in Executive’s possession or under his control which may contain or be derived from confidential information, together with all documents, notes or other work product which is connected with or derived from Executive’s services to American Vanguard, whether or not such material is at the date hereof in Executive’s possession; provided, that Executive shall be entitled to retain personal and business contact information and copies of plans, programs, agreements and other information pertaining to Executive’s compensation and reimbursement of expenses.

17. Enforceability and Tax Matters.

(a) Should any provision or covenant of this Agreement prove to be invalid or unenforceable, the remaining provisions and covenants hereof shall remain in full force and effect. This Agreement (a) survives Executive’s employment by American Vanguard (except that Sections 1, 2, 3, 4 and 5 shall terminate upon termination of Executive’s employment), (b) does not in any way restrict Executive’s right or the right of American Vanguard to terminate Executive’s employment, (c) inures to the benefit of successors and assigns of American Vanguard, and (d) is binding upon Executive’s heirs and legal representatives.

(b) If any payment under this Agreement, either alone or together with any other payment, benefit or transfer of property which the Executive receives or has a right to receive from American Vanguard or its Affiliates (the “Total Payments”), would constitute a nondeductible “excess parachute payment” (as defined in Code Section 280G) shall, the Total Payments shall be reduced to the largest amount as will result in no portion of the Total Payments being such a nondeductible payment under the Code (which reduction shall be applied in a manner intended to minimize the economic impact of such reduction on Executive, to the greatest extent reasonably practicable); provided, however, that such reduction shall apply only if the total after-tax amount accruing to the Executive, following such reduction, would be greater than the total after-tax amount of the Total Payments. absent such reduction (including as a consequence of any applicable federal excise tax imposed by Section 4999 of the Code).

(c) The parties intend that all amounts payable to Executive hereunder shall either be exempt from, or comply with, the requirements of Section 409A of the Code and the regulations and guidance promulgated thereunder (together, “Section 409A”), and this Agreement shall be construed and administered accordingly. Without limiting the generality of the foregoing, this Section 17(c) sets forth certain matters with respect to Section 409A. The amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year; payment or reimbursement of expenses shall be made no later than December 31 of the calendar year following the calendar year in which the expense was incurred; and the right to payment or reimbursement of expenses shall not be subject to liquidation or exchange for any other benefit. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments shall be treated as a right to a series of separate payments. Notwithstanding anything in this Agreement to the contrary, if Executive is determined by the Company to be a “specified employee” within the meaning of Section 1.409A-1(i) of the Treasury regulations as of the time Executive’s employment terminates, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination instead shall be paid on the next business day following the expiration of such six- (6) month period or, if earlier, upon Executive’s death, except to the extent of amounts (i) that do not constitute a deferral of compensation within the meaning of Section 1.409A-1(b) of the Treasury regulations (including, without limitation, by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii)); (ii) that are excepted welfare benefits pursuant to Section 1.409A-1(a)(5) of the Treasury regulations; or (iii) that otherwise are not subject to the requirements of Section 409A. For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations) to the extent necessary to comply with Section 409A.

18. Entire Agreement. This Agreement supersedes all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by American Vanguard and contains all of the covenants and agreements between the parties with respect to such employment; provided, however, this Agreement does not supersede any agreements governing Executive’s equity incentive awards or the Company’s employee benefit plans. Each party acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by either party, or anyone acting on behalf of either party, that are not embodied in this Agreement and that no other agreement, statement or promise shall be valid or binding. Should any of the terms or conditions of this Agreement conflict with any of the terms and conditions of any of American Vanguard’s Employee Handbook or Manuals, the terms and conditions of this Agreement as to Executive shall govern and control. This Agreement may not be modified or amended unless in writing and signed by both the Board of Directors and Executive.

19. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as set forth below or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

If to Executive:

At Executive’s last known address as shown in American Vanguard’s records.

with a copy (which shall not constitute notice) to:

Moulton | Moore | Stella LLP

Frank Gehry Building

2431 Main Street, Suite C

Santa Monica, California 90405

Attn: Timothy G. Moore; Alex R. H. Muller

Email: tim@moultonmoore.com; alex@moultonmoore.com

If to American Vanguard:

American Vanguard Corporation

4695 MacArthur Court, Suite 1200

Newport Beach, California 92660

Attn: Chairperson of the Compensation Committee

20. Interpretation. The waiver by American Vanguard of any breach of any provision herein shall not be binding upon American Vanguard unless in writing signed by the Board of Directors, and shall not constitute a continuing waiver or a waiver of any subsequent breach by Executive. No course of conduct or failure or delay in enforcing any provision of this Agreement shall affect the validity, binding effect or enforceability of this Agreement. This Agreement shall be governed by the laws of the State of California. In addition, this Agreement shall be binding upon each party’s heirs, successors, representatives, administrators and assigns. Any provision of this Agreement which creates an obligation of Executive to perform or honor certain covenants or obligations shall survive the dismissal or termination of his employment.

21. Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.

22. Dispute Resolution. Except as provided in this Section, any and all disputes between Executive and American Vanguard that arise out of Executive’s employment, including disputes involving the terms of this Agreement, shall be resolved first, through mediation before a mediator of the parties’ mutual choosing. In the event that the parties are unable to resolve such dispute through mediation within ninety (90) days after first notice thereof, then either party may institute legal proceedings before a court seated in Orange County, California. Both parties waive objection to venue before such court. IN ADDITION, THE PARTIES WAIVE THE RIGHT TO A JURY TRIAL FOR ANY MATTER THAT IS BROUGHT BEFORE A COURT HEREUNDER. Notwithstanding anything in the foregoing to the contrary, in the event that a party would be materially adversely affected by submitting a matter to mediation (e.g., in the event of a claim that requires immediate equitable relief), such party may bring such claim before a court without first resorting to mediation.

23. Attorneys’ Fees. In the event that an action or proceeding is brought to enforce this Agreement, the prevailing party in such adjudication shall be entitled to recover its reasonable attorneys’ fees and costs from the non-prevailing party.

24. Headings. The headings contained herein are solely for the purpose of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

25. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

AMERICAN VANGUARD CORPORATION, a Delaware corporation:		ERIC G. WINTEMUTE:

By:	/s/ Debra Edwards	/s/ Eric G. Wintemute
	Debra Edwards for	Eric G. Wintemute
the Compensation Committee

[Signature Page to Employment Agreement]

Final

EXHIBIT C

PRESS RELEASE AND FORM 8-K

Final

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD ANNOUNCES CEO’S INTENT TO RETIRE

SEARCH FOR SUCCESSOR UNDERWAY

Newport Beach, CA – July 8, 2024 – American Vanguard Corporation (NYSE:AVD) today reported that its Chairman and Chief Executive Officer, Eric G. Wintemute, has presented to the board his plan to retire from his position as CEO. The terms of his retirement are set forth in a Transition Agreement under which Mr. Wintemute will participate in the search for his successor being conducted by the global executive search firm, Kincannon & Reed, and retire upon the successor’s appointment but no later than December 31, 2024. Mr. Wintemute will continue to serve as Chairman of the Board and, post-retirement, will provide consulting services to the company on a part-time basis. Mr. Wintemute joined the company 47 years ago and has served as CEO for 30 years.

Mr. Wintemute stated, “Over the past four decades, I have poured myself into building, nurturing and growing this business. Indeed, over that time, American Vanguard has become the business of my life. What began as a small formulation facility in Southern California with revenues of $1.5 million has, through over 70 acquisitions of branded products and companies, grown to become an NYSE-traded, global enterprise with revenues of $600 million dollars, six North American factories and operations in 21 countries. I know how it all began, how it all fits together and who has helped to move this operation forward each step of the way. I am proud of what we have been able to accomplish.”

He continued, “We are currently deep in the process of transformation, both digital and operational, with the goal to maximize EBITDA and hence valuation. In the interest of allowing American Vanguard to become a better version of itself, I will hand the reins to a well-qualified successor to build upon what we have done well, to change what can be strengthened, and to help usher in a new generation to lead this business. To those colleagues who will carry on after me and to all who have worked with me in the past, I want you to know that you have been my inspiration, my motivation and the reason for my many years of dedication. I thank you sincerely for your service.”

“On behalf of the American Vanguard board of directors, I’d like to express my gratitude to Mr. Eric G. Wintemute for serving with such energy and passion as our CEO for more than 30 years,” said Scott D. Baskin, lead director of the board. “As Eric’s tenure comes to a close, we acknowledge his steadfast contributions and thank him for his years of service. Mr. Wintemute successfully led the growth of this organization over those 30 years, and due to his vision and guidance, American Vanguard has become a multi-faceted, global platform, serving hundreds of companies around the world.” Mr. Baskin closed by stating,

Final

“We are deeply indebted to Eric for his great dedication and contributions to the company and wish him well in the next chapters of his life.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. Over the past 20 years, through product and business acquisitions, the Company has expanded its operations into 21 countries and now has over 1,000 product registrations in 56 nations worldwide. Its strategy rests on three growth initiatives – i) Core Business (through innovation of conventional products), ii) Green Solutions (with over 120 biorational products – including fertilizers, microbials, nutritionals and non-conventional products) and iii) Precision Agriculture innovation (including SIMPAS prescriptive application and Ultimus measure/record/verify technologies). American Vanguard is included on the Russell 2000® and Russell 3000® Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Company Contact:	Investor Representative:

American Vanguard Corporation	The Equity Group Inc.
Anthony Young, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati
anthonyy@amvac.com	Lcati@equityny.com

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): July 3, 2024

AMERICAN VANGUARD CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-13795	95-2588080
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification No.)

4695 MacArthur Court

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number: (949) 260-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Exchanges on which registered
Common Stock, $.10 par value	AVD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b02 of the Securities Exchange Act of 1934 (§240.12b02 of this chapter).

Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective as of July 3, 2024, American Vanguard Corporation (the “Company” or “Registrant”) and Eric Wintemute, the Company’s Chairman and CEO, entered into a Transition Agreement, which set forth the terms and conditions of Mr. Wintemute’s retirement. In summary, that agreement provides as follows. Mr. Wintemute will continue to serve in his role as CEO until the earliest to occur of (i) the date that a new CEO commences employment, (ii) December 31, 2024, (iii) termination of his employment or (iv) his death (the “Retirement Date”). In addition, Mr. Wintemute will participate in the search for his successor, will continue to serve as Chairman of the Board until the 2025 Annual Meeting of Stockholders and, post-retirement, will serve as a consultant on a part-time basis.

The material terms of the Transition Agreement are summarized as follows. In connection with his retirement, in addition to accrued vacation, Mr. Wintemute will receive cash in the amount of two times the sum of his annual base salary plus his average bonus as measured over the past three years, which total sum is $2,298,461, to be paid over two years. He will also be entitled to receive incentive cash compensation, if any, for service in 2024 based upon the Company’s actual performance during fiscal year 2024 to be paid at the time such bonuses are otherwise paid to other active employees. He will also be entitled to receive the benefit of the Company’s group health insurance coverage for up to 24 months post-retirement with the Company paying the COBRA premium costs.

Further, for the period commencing upon the Retirement Date through the 2025 Annual Meeting of Stockholders, Mr. Wintemute will continue to serve as Chairman and voting member of the Company’s board of directors (for which he will be entitled to receive non-employee director compensation) and will provide advisory consulting services (up to 30 hours per month) for a flat monthly fee of $12,594. Upon the Retirement Date, Mr. Wintemute’s unvested equity awards (i.e., those made in 2022, 2023 and 2024) will be deemed to be accelerated and vested in an amount pro-rated to reflect the correspondence between the vesting schedule of such shares and the Retirement Date. In the case of performance-based shares, the number of shares to be pro-rated will be the target amount of each applicable grant. In addition, certain of Mr. Wintemute’s incentive equity awards received in lieu of cash incentive compensation will become fully vested. All of Mr. Wintemute’s vested and unexercised options will be deemed to be exercisable for the duration of their applicable exercise period.

The Transition Agreement also includes mutual releases of claims by both parties.

Item 8.01 Other Events

On July 8, 2024, American Vanguard Corporation issued a press release announcing that its CEO had declared his intention to retire pursuant to the terms set forth in a Transition Agreement. The complete text of that release is linked hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1	Press release dated July 8, 2024, of Registrant announcing CEO’s intention to retire.

Exhibit 99.2	Transition Agreement dated as of July 3, 2024, by and between Registrant and Eric G. Wintemute.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, American Vanguard Corporation has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN VANGUARD CORPORATION

Date: July __, 2024	By:
Timothy J. Donnelly
Chief Information Officer, General Counsel & Secretary

EXHIBIT D

SECOND MUTUAL RELEASE OF CLAIMS

This SECOND MUTUAL RELEASE AGREEMENT (the “Second Mutual Release”) is entered into by and between Eric G. Wintemute (“Executive”) and American Vanguard Corporation (the “Company”) and collectively, the “Parties.”

RECITALS

Whereas, the Parties entered into a Transition Agreement, dated July 3, 2024 (the “Agreement”).

Whereas, Executive’s Termination Date (as defined in the Transition Agreement) occurred on _______, 2024.

The Parties now desire to memorialize their agreement to resolve all and any disputes arising out of or in connection with Executive’s employment with, and separation of employment from, the Company, and any and all other matters; and

The Parties are willingly and voluntarily entering into this Second General Release, and each Party has reviewed and understands the terms of this Second General Release.

SECOND GENERAL RELEASE

IN CONSIDERATION of the promises and mutual covenants contained in this Second General Release, the Parties agree as follows:

1. Effective Date.

This Second Mutual Release shall be effective on the eighth (8th) calendar day after Executive’s execution of this Second Mutual Release (the “Effective Date”), provided Executive does not revoke this Second Mutual Release pursuant to Paragraph 3. This Second Mutual Release may not be executed by any Party until on or after Executive’s Termination Date.

2. Second Mutual General Release.

2.1. In consideration of the various benefits provided herein, including Executive’s receipt of the payments and benefits provided by the Agreement or this Second Mutual Release, Executive hereby fully and forever releases and discharges Company and any and all of its stockholders, agents, employees, officers, directors, members, managers, partners, partnerships, parents, divisions, subsidiaries, affiliates, assigns, successors, predecessors in interest, joint venturers, commonly controlled corporations, related entities, attorneys, and insurers (cumulatively “Company Releasees”) from any and all claims, actions, suits, losses, rights, damages, costs, fees, expenses, accounts, demands, obligations, liabilities, and causes of action of every character, nature, kind or description whatsoever, known or unknown, foreseen or unforeseen, and suspected or unsuspected, arising out of, or relating to, any act or omission, whatsoever arising from, occurring during or related in any manner to Executive’s employment with or the separation of

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employment from Company, including without limitation to Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion and sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Family Medical Leave Act; the California Family Rights Act; the Americans with Disabilities Act, which prohibits discrimination based upon disability or handicap; the Genetic Information Nondiscrimination Act, which prohibits discrimination based on genetic information; or any other federal, state or local laws or regulations prohibiting employment discrimination. This also includes the release by Executive of any claims for unpaid or underpaid compensation, including unpaid or underpaid overtime compensation, meal and rest period penalties, or other wage and hour related penalties or claims arising under the California Labor Code, breach of contract, breach of implied contract, emotional distress, bodily or physical injury, wrongful termination, retaliation, whistleblowing, violation of any securities or other laws governing equity instruments, grants, rights and/or options, including but not limited to the Securities Act of 1933, interference with contractual relations or economic advantage, defamation, misrepresentation, sexual harassment, sexual assault, violation of California Business & Professions Code § 17200, negligence, loss of consortium, intentional infliction of emotional distress, negligent infliction of emotional distress, or any other claim and any alleged injuries Executive may have suffered up to and including the time that Executive executes this Second Mutual Release. This further includes the release and waiver by Executive of the right to bring a class or collective action under the federal Fair Labor Standards Act, the right to join as a class member or collective action member or otherwise participate in any class or collective claim brought under the Fair Labor Standards Act, and the right to join as a class member or otherwise participate in any class action claim brought under the California Labor Code for any alleged injuries Executive may have suffered up to and including the time that Executive signs this Second Mutual Release. Executive also waives any and all right to any compensation or award of damages arising from Executive’s participation in False Claims Act litigation. Executive understands that by signing this release, Executive is not waiving rights or claims that may arise after his execution of this Second Mutual Release. Additionally, without limitation, Executive is not waiving any rights or claims to indemnification from Company or rights under the Agreement or this Second Mutual Release or under Executive’s outstanding Company equity interests or Executive’s rights as a Company stockholder.

2.2. Company (and Company Releasees) hereby fully and forever releases and discharges Executive and his agents, accountants, legal counsel, receivers, advisors, partners, partnerships, affiliates, assigns, successors, heirs, and insurers (cumulatively “Executive Releasees”) from any and all claims, actions, suits, losses, rights, damages, costs, fees, expenses, accounts, demands, obligations, liabilities, and causes of action of every character, nature, kind or description whatsoever, known or unknown, foreseen or unforeseen, and suspected or unsuspected, arising out of, or relating to, any act or omission, whatsoever arising from, occurring during or related in any manner to Executive’s employment with Company including Executive services on the Board. This also includes a release of all common law claims, whether arising in tort or contract, including those for breach of contract, conversion, interference with contractual relations or economic advantage, defamation, misrepresentation, negligence, or any other claim and any alleged injuries Company may have suffered up to and including the Agreement Date.

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3. Unknown Claims. It is the intention of Executive and Company that the foregoing releases shall be construed in the broadest sense possible and shall be effective as a prohibition to all claims, charges, actions, suits, demands, obligations, damages, injuries, liabilities, losses, and causes of action of every character, nature, kind or description, known or unknown, and suspected or unsuspected, that Executive may have against Company Releasees and Company may have against Executive Releasees, and their respective agents, successors, assignees and representatives.

The Parties expressly acknowledge that they are aware of the existence of California Civil Code § 1542 and its meaning and effect. The Parties expressly acknowledge that they have read and understand the following provision of that section which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

The Parties expressly waive and releases as set forth above any right to benefits that they may have under California Civil Code § 1542 to the fullest extent the Parties may do so lawfully. The Parties further acknowledges that they may later discover facts different from or in addition to those facts now known to the Parties or believed by the Parties to be true with respect to any or all of the matters covered by this Second Mutual Release, and the Parties agree that this Second Mutual Release nevertheless shall remain in full and complete force and effect.

As part of the consideration for each Party entering into this Second Mutual Release, each Party agrees to initiate the full and final dismissal, withdrawal or closure of any and all claims, grievances, charges or causes of action now pending against the applicable releasees. Each Party represents that it will not file any complaints, charges, or grievances against the applicable releasees with any city, county, state, or federal agency or court arising out of or related to Executive’s employment with Company. A charge alleging violation of the ADEA shall be excepted from Executive’s covenant to not file any complaints, charges or grievances against Company Releasees with any city, county, state or federal agency or court arising out of Executive’s employment with, compensation during, and separation from Company, but Executive waives any and all right to any compensation or award of damages arising from Executive’s filing of any charge alleging violations of the ADEA.

The general release above includes a waiver of rights and claims which Executive may have arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.) (“ADEA”). Executive is advised to consult with an attorney regarding Executive’s waiver of rights and claims under the ADEA. Executive understands that by signing this Second Mutual Release, Executive waives Executive’s rights or claims under the ADEA. Executive further understands that Executive is not waiving rights or claims under the ADEA that may arise after the Agreement Date.

Executive further understands that:

(x) Executive has a period of up to twenty-one (21) days from Executive’s receipt of this Second Mutual Release to consider whether Executive wishes to execute this Second Mutual Release; and

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(y) Executive has a period of seven (7) days, commencing with the day after the date of Executive’s signature on this Second Mutual Release, to revoke this Second Mutual Release. Executive understands that Executive’s waiver of rights under this Second Mutual Release will not be effective until the seven-day period has expired. To revoke, Executive must notify Tim Donnelly via email to TimD@amvac.com of Executive’s intent to revoke in writing within the time period specified above. Any revocation is only applicable to rights or claims under the ADEA and does not apply to any other rights or claims which are waived or released by other provisions in this Agreement.

Executive has carefully read and fully understand all of the provisions of this Agreement and has knowingly and voluntarily agreed to all of the terms set forth in this Agreement and knowingly and voluntarily intends to be legally bound by the same;

4. Miscellaneous.

4.1. Counterparts and Signatures: This Second General Release may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same written instrument. The Parties agree that electronic, fax or other copies of the Parties’ and other signatures on this Second General Release are binding and admissible to the same extent that they would be if they were original signatures.

4.2. Successors in Interest: This Second General Release shall be binding upon the Parties and upon their heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the Parties and each of them and to their heirs, administrators, representatives, executors, successors, and assigns.

4.3. Governing Law and Interpretation: This Second General Release shall be governed by, interpreted under and enforced under the laws of California and venue shall be deemed to be in California. The Parties have jointly participated in the negotiation and drafting of this Second General Release. The Second General Release shall be interpreted in accordance with the plain meaning of its terms. In the event of an ambiguity or a question of intent arises, this Second General Release shall be construed as if drafted jointly by each of the Parties hereto and no presumptions or burdens of proof shall arise favoring any Party by virtue of authorship of any of the provisions of this Second General Release.

4.4. Amendment: This Second General Release may not be modified, altered or changed, except upon express written consent of the Parties.

4.5. Entire Agreement: This Second General Release, together with the Agreement and any exhibits and other documents expressly referenced in this Second General Release or Agreement, sets forth the entire agreement between the Parties and supersedes any prior agreements, contracts or understandings between the Parties.

5. Knowing and Voluntary Agreement. Having read the foregoing, having fully understood and agreed to the terms and provisions of this Second General Release and intending to be bound hereby, the Parties voluntarily and of their own free execute this Second General Release:

PLEASE READ CAREFULLY. THIS SECOND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

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AGREED AND UNDERSTOOD:

Dated:
ERIC G. WINTEMUTE

Dated:	AMERICAN VANGUARD CORPORATION

By:

Its: